UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2004

NTS-PROPERTIES VII, LTD.

(Exact Name of Registrant as Specified in its Charter)

Florida	0-17589	61-1119232
(State or Other	(Commission File	(IRS Employer
Jurisdiction of	Number)	Incorporation)
Incorporation)

10172 Linn Station Road,
Louisville, Kentucky 40223
(Address of Principal Executive Offices)

(502) 426-4800
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

ITEM 5. Other Events and Regulation FD Disclosure.

        On August 13, 2004, NTS Realty Holdings Limited Partnership (“NTS Realty”) filed Amendment No. 2 to Form S-4, which includes a joint consent solicitation statement/prospectus, with the Securities and Exchange Commission to seek approval of the merger of NTS-Properties III, NTS-Properties IV, NTS-Properties V, NTS-Properties VI and NTS-Properties VII, Ltd. (the “Partnerships”) into NTS Realty. The general partners of the Partnerships agreed to pursue a merger of the Partnerships in the Stipulation and Agreement of Settlement (the “Settlement Agreement”) that was jointly filed by the general partners, along with certain of their affiliates, with the class of plaintiffs in the action captioned Buchanan et al. v. NTS-Properties Associates V, et al. (Case No. C 01-05090). On May 6, 2004, the Superior Court of the State of California for the County of Contra Costa approved the Settlement Agreement as fair, reasonable and adequate, and in the best interests of the class of plaintiffs.

        NTS Realty filed the original Form S-4 on February 4, 2004 and Amendement No. 1 on June 18, 2004.

        This announcement is not an offer to purchase, a solicitation of an offer to sell or the solicitation of a proxy to vote, any of the limited partner interests of the Partnerships or of NTS Realty. The limited partnership units of NTS Realty, which will be issued if the merger is approved and completed, have not been registered under the Securities Act of 1933 (the “Act”) and may not be offered or sold in the United States absent registration under the Act or an applicable exemption from the registration requirement.

Forward Looking Information

        This filing may contain forward-looking statements involving risks and uncertainties. Statements in this filing that are not historical, including statements regarding intentions, beliefs, expectations, representations, plans or predictions of the future, constitute forward-looking statements. These risks and uncertainties include, but are not limited to, court and other regulatory approval of the proposed merger and the ability to successfully integrate each of the acquired Partnerships, as well as general risks and uncertainties associated with owning real estate. For a discussion of some of these potential risks and uncertainties, please refer to the annual and quarterly reports filed by each of the Partnerships with the Securities and Exchange Commission. The Partnerships do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NTS-PROPERTIES VII, LTD.

By:	NTS-Properties Associates VII,
General Partner,
By: NTS Capital Corporation,
General Partner

By: /s/ Gregory A. Wells

Gregory A. Wells
Chief Financial Officer of NTS Capital Corporation

Date: August 13, 2004

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